News Release

For Further Information:

Cyd Slayton, Media Relations, 816-932-932-8470
Pam Kearney, Investor Relations, 816-932-1967

H&R BLOCK NAMES DAVID LEWIS TO BOARD OF DIRECTORS

FOR RELEASE OCT. 19, 2004

        KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced that David Baker Lewis has been named to the company’s board of directors effective Oct. 18. Mr. Lewis’ appointment brings the total number of H&R Block board members to 10.

    Mr. Lewis serves as chairman of the board of directors of Lewis & Munday, a Detroit-based legal firm where he also chairs the firm’s Corporate Services Practice Group. Mr. Lewis is a former member of the board of directors of the National Association of Bond Lawyers and is former chairman of the National Association of Securities Professionals. He has served on the boards of numerous professional and civic organizations, and is currently on the board of The Kroger Company. He is a former director of Comerica Inc., Consolidated Rail Corp. (Conrail), LG&E Energy Corp., TRW Inc., and M.A. Hanna Company.

    Mr. Lewis received his law degree from the University of Michigan, an MBA degree from the University of Chicago Graduate School Of Business, and a bachelor’s degree from Oakland University in Rochester, Mich.

        “We are pleased to add David Lewis to the board. He is an outstanding leader and brings a range of experience that will help guide H&R Block’s development across all of our lines of business,” said G. Kenneth Baum, chair of H&R Block’s governance and nominating committee.

        Eight of the 10 directors are independent based on the board’s 2004 determination. Mark Ernst, H&R Block chairman and chief executive officer, is the only employee director.

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About H&R Block:

H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage services, and business accounting and consulting services. H&R Block empowers clients to make tax and financial decisions by providing a unique combination of tax services, financial information and advice, and related products and services. The company’s mission is to help clients achieve their tax and financial objectives by serving as their tax and financial partner.

As the world’s largest tax services company, in 2004 H&R Block served more than 21 million clients in the U.S. and 12 countries. H&R Block Financial Advisors Inc. offers investment services and securities products. With approximately 1,000 financial advisors serving clients at approximately 360 branch offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage services. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgages through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.